Exhibit 99.3

FOR IMMEDIATE RELEASE
(All amounts in Canadian dollars)

Tim Hortons Inc. announces new share repurchase program
for up to $440 million in common shares

OAKVILLE, ONTARIO, (February 20, 2014): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced that it plans to commence a new share repurchase program for up to $440 million in common shares.

The Company has obtained regulatory approval from the Toronto Stock Exchange (TSX) to commence a new share repurchase program (a “normal course issuer bid” or “bid”) for up to $440 million in common shares, not to exceed the regulatory maximum of 13,726,219 shares, representing 10% of the Company’s public float as of February 14, 2014, as defined under TSX rules. The bid is planned to commence on February 28, 2014 and is due to terminate on the earlier of February 27, 2015 or the date the maximum share or dollar amount is reached.

“The new share repurchase program is comprised of the remaining portion of our previously announced target of repurchasing $1 billion of shares in the 12 months ended August 2014, plus an additional amount of approximately $200 million,” said Cynthia Devine, Chief Financial Officer.

Subject to the negotiation and execution of a broker agreement, the Company’s common shares will be purchased under the bid through a combination of a 10b5-1 automatic trading plan as well as at management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations.

Repurchases will be made through the facilities of the TSX (and/or other Canadian marketplaces), the New York Stock Exchange (NYSE), or by such other means as may be permitted by the TSX and/or the NYSE, and under applicable laws, including private agreements under an issuer bid exemption order issued by a securities regulatory authority in Canada. Purchases made by way of private agreements under an issuer bid exemption order issued by a securities regulatory authority will be at a discount to the prevailing market price as provided in the exemption order.

There can be no assurance as to the precise number of shares that will be repurchased under the bid, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the bid will be cancelled.

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The maximum number of shares that may be purchased during any trading day may not exceed 25% of the average daily trading volume on the TSX, based on the previous six completed calendar months, for a daily total of 83,032 common shares. This limit, for which there are permitted exceptions, is determined in accordance with regulatory requirements. On February 3, 2014, Tim Hortons reached the regulatory maximum under the 2013 program, having purchased 15,239,531 shares at an average price of $59.88 per share. The 2013 program was thus terminated on February 3, 2014. As of February 14, 2014, Tim Hortons had 138,165,308 common shares outstanding.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2012 Annual Report on Form 10-K filed February 21, 2013, our Quarterly Report on Form 10-Q filed on November 7, 2013, and our 2013 Annual Report on Form 10-K expected to be filed on or about February 25, 2014 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in, or implied by, forward-looking statements. As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition or in volume or type of competitive activity within the quick service restaurant segment of the food service industry; our ability to obtain financing on favourable terms; our ability to maintain investment grade credit ratings; prospects and execution risks concerning our U.S. market strategy; general worldwide economic conditions; cost and availability of commodities; the ability to retain our senior management team or the inability to attract and retain qualified personnel; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; and there being no significant change in the Company’s ability to comply with current or future regulatory requirements.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of December 29, 2013, Tim Hortons had 4,485 systemwide restaurants, including 3,588 in Canada, 859 in the

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United States and 38 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:
Scott Bonikowsky: (905) 339-6186 or investor_relations@timhortons.com